Exhibit 99(aa)

[Letter to members of professionsl investment community which may hold shares of individual holder in "street name".]

                            An Important Message For
                           IES Industries Shareholders

                             Maximize Your Dividend

You are currently being asked to vote on a merger of IES Industries with WPL Holdings, Inc. and Interstate Power Company (the "Wisconsin deal"). If that merger is approved, you will be deprived of the opportunity to receive the higher dividend being proposed in the MidAmerican transaction.

                  Which Dividend Check Do You Want to Receive?
                              The Choice is Yours.

What IES Wants To Send You:

           [Graphic presentation of annual dividend check for $450.00 to holder of 200 IES shares]

What MidAmerican Wants To Send You:

           [Graphic presentation of annual dividend check for $564.00 to holder of 200 IES shares]+

                   + Based on MidAmerican dividend of $1.20 and exchange
                     ratio of 2.346 share of MidAmerican common stock for each share of IES common stock.

                A Leading Financial Analyst Has Made His Choice.

Edward Tirello, Jr., a respected utility industry financial analyst for NatWest Securities Corp., has made clear his recommendation against the Wisconsin deal. In a report to investors, he wrote:

"IES has provided no compelling reasons for its rejection of the MEC offer.....
We recommend that shareholders vote against the WPH proposal and in favor of MEC's proposal."

                            -------------------------

To support the MidAmerican proposal, check the "Against" box, then sign, date and mail your BLUE proxy today. We urge you NOT to return any green or white proxy sent to you by IES. If you have already returned your IES proxy, you can still change your vote. Only the latest-dated proxy will count. Time is short, so please act today.

                       Don't Settle for a Lower Dividend.
                        Vote AGAINST the Wisconsin Deal.

                                    IMPORTANT

For more information about the MidAmerican Energy merger proposal, please call this toll-free phone number:

                          1-888-PRO-IOWA/1-888-776-4692

[MidAmerican Energy Logo]                                        August 28, 1996

MidAmerican has filed with the Securities and Exchange Commission a proxy statement and other materials relating to the solicitation of proxies against the proposed IES/WPL/Interstate transaction and that proxy statement and the other materials are incorporated herein by reference.